SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: December 7, 2004

CLX INVESTMENT COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-9392	84-0749623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Idenfication No.)

43180 Business Park Dr., Temecula, CA 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-9100

_________________________________________________
(Former name or former address, if changed since last report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On December 7, 2004, the Registrant accepted the resignations of Chris Bickel and Steven Peacock from the Board of Directors. Mr. Bickel did not hold any other positions with the Registrant; however, he was a member of the Audit Committee. In resigning, Mr. Bickel cited time constraints arising from his other professional obligations and did not express any disagreement with management or the other Board members of the Registrant. Mr. Peacock serves as Corporate Secretary and will remain in that position. In resigning, Mr. Peacock stated the preference to have a board of directors of which a majority are independent.

On December 7, 2004, the Company's remaining Board member, Shane H. Traveller, appointed Robert McCoy and Arthur Stone to serve on the Board of Directors of Registrant. Both Messers. McCoy and Stone are independent, non-affiliates of the Registrant and have agreed to one-year contracts to serve on the Registrant's Board and comprise Registrant's audit and investment committees. As compensation for their services on the Board, Registrant has agreed to pay both Mr. McCoy and Mr. Stone the sum of $1,000 per month. No other compensation for their Board service is provided. The following biographical information is provided:

1

These changes were made in accordance with a Securities Purchase and Sale Agreement approved on the 24th day of May 2004, a copy of which is attached as Exhibit 10.1. This Agreement provides for a plan to transition the business of CLX from that of engaging in the oil and gas business to a small business investment company subject to the Investment Company Act of 1940. The plan includes establishing a wholly owned subsidiary of CLX to be named CLX Oil and Gas, LLC, shifting all of the oil and gas business including all assets and liabilities into this new subsidiary and transferring the subsidiary to the Company's current majority shareholders in exchange for their assignment of 1,433,556 shares of the presently issued and outstanding stock of CLX. These shares will thereafter be cancelled into authorized but unissued shares. The purchasing shareholders will also indemnify CLX from and against any liability related thereto as part of the transaction.

In furtherance of the purchase and sale transaction, the board of directors authorized the formation of CLX Oil and Gas, LLC. E. J. Henderson was appointed president of the new subsidiary of CLX and will also remain President of CLX Investment Company, Inc. until the consummation of the transactions described above. The closing of the purchase and sale transaction is subject to several conditions including obtaining a fairness opinion and shareholder approval if required by state law.

Robert McCoy - Mr. McCoy is an experienced senior executive. As president of Marquis Elevator, Inc. from 1975 to 1990, he built and then later sold the largest independent elevator company in Nevada. Subsequent to selling Marquis Elevator, Mr. McCoy was the General Manager of Canyon Investments, Inc., in Las Vegas Nevada from 1990 to 1996. Since 1996, Mr.McCoy has served as Facilities Manager for the Church of Jesus Christ of Latter Day Saints, responsible for 487,000 square feet of facilities in the Las Vegas area. Mr. McCoy is a graduate of the University of Tennessee.

Arthur Stone - Mr. Stone is a seasoned entrepreneur and business executive with a strong background in product engineering and development. He is presently the President and Chief Executive Officer of Stone Technologies Corporation in Austin, Texas, a position he has held since 1991. Stone Technologies develops, engineers and brings to market new products in the security and RF data transmission industries. Prior to entering the business field, Mr. Stone served six years in law enforcement. He has a degree in electrical engineering from the University of Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLX INVESTMENT COMPANY, INC.

Date: December 7, 2004	By: /s/Shane Traveller
Shane Traveller, Chief Executive Officer